Exhibit 99.1

         The Knot and Macy's Engaged in Registry Relationship

      NEW! Lifestyle Service Gives Engaged Couples a Quick, Fun,
               Personalized Approach to Wedding Registry


    NEW YORK--(BUSINESS WIRE)--April 12, 2007--The Knot Inc. (NASDAQ:
KNOT), a leading lifestage media company and #1 wedding Web site and Macy's Wedding & Gift Registry announced today that they have signed a two- year agreement making Macy's the exclusive retail partner providing products on TheKnot.com registry.

    Through this partnership, The Knot and Macy's have launched The Lifestyle Registry, a unique registry tool located on TheKnot.com, designed to help couples jump-start the overwhelming process of crafting the perfect wedding registry.

    The tool includes a short, interactive quiz that allows couples to define their personal style within six different characteristics (the Happy Hipster, the Jet-Setters, the All-American Dreamers, the True Romantics, the Independent Spirits, and the Connoisseurs) in an effort to make registering easy - and a bit more fun!

    The Knot team of style experts have handpicked best-in-class products from Macy's unparalleled selection of top-name brands. The results include hip, coordinated designs for every lifestyle featuring preselected registry items.

    The Happy Hipsters registry includes the Cuisinart Smartpower Blender for the perfect Margarita and Kate Spade "June Lane" Dinnerware for stylish entertaining, while the True Romantics registry includes Lenox "Vintage Jewel" Flatware to help impress guests, and Ralph Lauren Bedding with 400-thread-count sheets. The Lifestyle Registry provides today's modern couple with the practical products (with suggested quantities) they need, all with the convenience of a one-stop-shopping experience.

    "The Knot remains committed to providing innovative tools that make planning a wedding and its surrounding events easier for millions of couples across the world," said David Liu, CEO of The Knot. "We are thrilled about our partnership with Macy's Wedding & Gift Registry that will now allow us to deliver our audience the most customized registry service dedicated to their lifestyle needs."

    "The Lifestyle Registry provided by The Knot and Macy's Wedding & Gift Registry is designed to not only help couples explore who they are, but help determine how they will build a life and a home together," said Susan Bertelsen, SVP of Macy's Bridal. "We are excited to provide couples with online convenience, expertise, and the same quality brands as our national retail stores."

    The Knot also announced that Peter Sachse, chairman and CEO of Macy's.com has stepped down from the Board of Directors of The Knot. In October 2006, Mr. Sachse was elected to The Knot Board as a representative of Federated Department Stores. Mr. Sachse will continue to be Federated's representative to attend meetings of The Knot's Board as an observer.

    ABOUT THE KNOT, INC.

    The Knot, Inc. (NASDAQ: KNOT; www.theknot.com) is a leading lifestage media and services company. The Company's flagship brand, The Knot, is the nation's leading wedding resource that reaches over 1 million engaged couples each year through the Web, newsstands, bookstores, national television and more. Its award-winning Web site, TheKnot.com, is the most-trafficked online wedding destination. The Company also offers a diverse collection of print publications including national and regional editions of "The Knot Weddings" magazine, a book trilogy with Broadway Books, and a gift book series with Chronicle Books. The Company also produces a TV series on The Oxygen Network, a Video On Demand (VOD) service for Comcast Cable and has content distribution partnerships with America Online, MSN and Comcast. The Knot, Inc. has recently launched several brands targeted before and beyond the wedding day, including teen-oriented PromSpot.com and newlywed site TheNest.com, as well as the recently acquired online personal site, GreatBoyfriends.com. The Knot, Inc. is based in New York and has several other offices across the country.

    ABOUT MACY'S

    Macy's, the largest retail brand of Federated Department Stores, Inc., delivers fashion and affordable luxury to customers at more than 800 locations in 45 states, the District of Columbia, Puerto Rico and Guam. Offering distinctive assortments including exclusive fashion and home brands, Macy's stores are operated by seven regionally based retail divisions -- Macy's East, Macy's Florida, Macy's Midwest, Macy's North, Macy's Northwest, Macy's South, and Macy's West -- and an online store at macys.com.

    CONTACT: The Knot, Inc.
             Melissa Bauer, 212-219-8555 x1020
             Sr. Manager, Public Relations
             mbauer@theknot.com